SCHEDULE A

(as of April 30, 2020)

As consideration for Invesco Capital Management’s services to each of the Funds listed below, Invesco Capital Management shall receive from each Fund an Advisory Fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Fund’s average daily net assets during the month.

Portfolio	Annual Percentage of Average Daily Net Assets (%)	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date
Invesco MSCI Global Timber ETF	0.50	12/19/17	04/06/18	04/06/18	04/30/21
Invesco Solar ETF	0.50	12/19/17	05/18/18	05/18/18	04/30/21
Invesco S&P Global Water Index ETF	0.50	12/19/17	04/06/18	04/06/18	04/30/21

INVESCO EXCHANGE-TRADED FUND TRUST II

Attest:

By:	/s/ Abigail Murray	By:	/s/ Daniel E. Draper
	Name:		Name: Daniel E. Draper
	Title: Assistant Secretary		Title: Principal Executive Officer President

INVESCO CAPITAL MANAGEMENT LLC

Attest:

By:	/s/ Abigail Murray	By:	/s/ Daniel E. Draper
	Name:		Name: Daniel E. Draper
	Title: Assistant Secretary		Title: Managing Director